Exhibit 99.1

VANITY ANNOUNCES NEW BOARD MEMBER

July 6th, 2010 – Vanity Events Holding, Inc. (OTCBB:VAEV) announced today the addition of Yoel Goldfeder, Esq., to its Board of Directors. Mr. Goldfeder is currently, and has been since March 2008, General Counsel and Chief Compliance Officer of The N.I.R. Group, LLC, an alternative investment firm that specializes in small/micro-cap public companies.

“We are excited to add Mr. Goldfeder to our Board,” said CEO Sam Wolf. “We look forward to utilizing his guidance and expertise as we raise capital toward implementing the company’s strong business model.”

From February 2005 through March 2008, Mr. Goldfeder was a member of the Corporate and Securities Department of Sichenzia Ross Friedman Ference LLP, a law firm that counsels public and private companies in corporate and securities matters. Throughout his legal career Mr. Goldfeder has represented both large and small companies in mergers and acquisitions, joint ventures, corporate financing, including both public and private securities offerings.

Mr. Goldfeder obtained his Juris Doctorate from Georgetown University Law Center after receiving a B.A. in Accounting and a B.S. in Political Science from Brooklyn College . Mr. Goldfeder is admitted to practice law in New York and in addition to his legal practice is an Adjunct Assistant Professor at Baruch College and teaches an undergraduate course in business law.

About Vanity Events Holding, Inc.

Headquartered in New York, NY, Vanity Events Holding, Inc. is a holding company with numerous expanding lines of business. Utilizing their acquired trademark of America's Cleaning Company(TM), Vanity has established a cleaning company offering a full range of residential and commercial cleaning services.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contact:

Vanity Events Holding, Inc.
Benjamin Muschel
212-695-9619
info@vanityeventsholding.com